Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of March 14, 2019, is entered into between Arconic Inc. (the “Company”) and Charles P. Blankenship (the “Executive”) (the Company and the Executive together, the “Parties”).

WHEREAS, the Executive had a separation from service with the Company on February 6, 2019 (the “Separation Date”);

WHEREAS, the Parties have been engaged in discussions and negotiations with respect to such separation from service and any payments to be made to the Executive in connection therewith pursuant to the Company’s Executive Severance Plan (the “Severance Plan”); and

WHEREAS, the Parties recognize the uncertainties, costs and distractions associated with further negotiation and potential litigation, and the Parties desire to finally resolve all issues related to the Executive’s termination and compensation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency and adequacy of which are hereby acknowledged, it is agreed as follows:

1.	SEPARATION PAYMENT

Subject to the Executive’s execution of this Agreement and non-revocation of the release of claims set forth in Section 2 (the “Release”), and continued compliance with the Executive’s obligations as set forth hereunder, the Company agrees, in full satisfaction of all claims the Executive may have to payments or benefits under the Severance Plan or otherwise from the Company and its affiliates (including, without limitation, any claims for bonus payments, equity compensation, vacation pay, or other incentive payments or employee benefits) to pay the Executive, no later than 30 days following the date hereof, a cash payment of $4,600,000, subject to applicable tax withholding (the “Separation Payment”). In the event that the Executive revokes the Release, the Executive shall not be entitled to receive the Separation Payment.

2.	EXECUTIVE’S RELEASE OF CLAIMS

(a)               General Release. In consideration of the Separation Payment and the Company’s promises hereunder, the Executive, on behalf of himself and on behalf of his dependents, heirs, representatives, successors and assigns (collectively, the “Executive Releasors”) does hereby voluntarily, knowingly, irrevocably and unconditionally release, waive, and forever discharge the Company and each of its current and former subsidiaries and affiliates, and each of their respective directors, predecessors, successors, assigns, employees, agents, and representatives, (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under contract or under federal, state or local law and including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive Releasors had, now have, or may in the future have, against each or any of the Company Releasees arising up to and including the date this Agreement is executed (including any claims in connection with the termination of the Executive’s employment with the Company and its affiliates and any claim for any compensation that has accrued or is or may be accruable based on any action or service taken or provided on or prior to the date this Agreement is executed). The Executive acknowledges that the release set forth in the preceding sentence includes claims (i) for wrongful dismissal or termination of services, (ii) arising under federal, state or local laws, statutes, orders or regulations that relate to the employment relationship and/or prohibiting employment discrimination, including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act, Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the New York State Human Rights Law and the Administrative Code of the City of New York, and in each case any amendments thereto, (iii) under any other federal, state or local statute law, rule, or regulation, (iv) based on contract, tort or common law, or for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, compensation of any kind, injunctive or equitable relief, and (v) under the Company’s compensatory plans and agreements (including, without limitation, any claims for bonus payments, equity compensation, vacation pay, or other incentive payments or employee benefits). Notwithstanding anything to the contrary herein, and without limiting the generality of the foregoing, the Executive expressly waives any and all rights or claims under or in respect of the Severance Plan, the Company’s Change in Control Severance Plan, the Company’s 2013 Stock Incentive Plan and the Company’s 2009 Stock Incentive Plan, and, in each case any award terms and conditions thereunder (and the Executive acknowledges that all equity compensation awards that he held at the Company have been forfeited), and the letter agreement between the Company and the Executive, dated as of October 19, 2017. Notwithstanding anything to the contrary in this Section 2, nothing herein shall be deemed to release or waive any claims (1) arising under this Agreement, (2) with respect to the Executive’s vested benefits under the Company’s retirement and health and welfare benefit plans in which the Executive participated (including but not limited to the qualified 401k plan and the Company’s Deferred Compensation Plan (as amended and restated November 1, 2016)), and (3) under the defense and indemnification policies and the directors’ and officers’ liability insurance arrangements of the Company and its affiliates.

(b)               Enforcement. The Executive acknowledges and agrees that if the Executive or any other Executive Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against a Company Releasee with respect to any cause, matter or thing which is the subject of the release in this Section 2, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

3.	COMPANY’S RELEASE OF CLAIMS

(a)               General Release. In consideration of the Executive’s promises hereunder, the Company, on behalf of itself and each of its current and former subsidiaries and affiliates, and their respective predecessors, successors, assigns, and representatives (collectively, the “Company Releasors”) does hereby voluntarily, knowingly, irrevocably and unconditionally release, waive, and forever discharge the Executive and each of his dependents, heirs, representatives, agents, successors and assigns (collectively, the “Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under contract or under federal, state or local law, which the Company Releasors had, now have, or may in the future have, against each or any of the Executive Releasees arising up to and including the date this Agreement is executed, other than claims arising (i) out of the Executive’s bad faith misconduct (1) which serves as the basis for criminal charges brought against, or civil penalties imposed on, the Company or the Executive and (2) for which the Executive is not indemnified under the indemnification arrangements of the Company and its affiliates or (ii) under this Agreement or the Covenants (as defined below). The Company acknowledges that the release set forth in the preceding sentence includes but is not limited to claims (x) under any other federal, state or local statute, law, rule, or regulation, (y) based on contract, tort or common law, or for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, compensation of any kind, injunctive or equitable relief, and (z) under the Company’s compensatory plans and agreements, to the extent waivable under applicable laws.

(b)               Enforcement. The Company acknowledges and agrees that if it or any other Company Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Executive Releasee with respect to any cause, matter or thing which is the subject of the release in this Section 3, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Executive Releasee may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

4.	CERTAIN COVENANTS

(a)               Restrictive Covenants. The Executive acknowledges that he remains bound by the terms of the Confidentiality, Developments, Non-Competition, and Non-Solicitation Agreement between the Executive and the Company, dated as of October 19, 2017 (the “Covenants”), which provisions shall be deemed incorporated herein. The Executive acknowledges that the Covenants (1) are necessary for the protection of the legitimate interests of the Company Releasees, (2) are reasonable in terms of time, geographic scope, and activities restricted, (3) do not stifle the inherent skill and experience of the Executive, (4) will not interfere with the Executive’s ability to earn a livelihood, and (5) do not confer a benefit upon the Company disproportionate to the detriment to the Executive. The Executive acknowledges that if he were to breach any of the Covenants, such breach would result in immediate and irreparable harm to the Company that cannot be adequately or reasonably compensated at law. Accordingly, the Executive agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects (and in addition to seeking other available remedies, under this paragraph or otherwise), to seek from a court any temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Executive. The Executive further agrees that if the Executive materially breaches any of the Covenants, then the Executive shall be obligated to repay to the Company the full amount of the Severance Payment.

(b)               Non-Disparagement. The Executive agrees that the Executive shall not, and shall instruct, and shall make best efforts to cause, each other Executive Releasor not to, make or cause to be made any disparaging or derogatory public statements regarding any of the Company Releasees (which efforts shall include making each such Executive Releasor aware of the provisions of this sentence). The Company agrees that it shall instruct, and make best efforts to cause, the Company’s current directors and executive officers (while serving in such capacities) not to, make or cause to be made any disparaging or derogatory public statements regarding any of the Executive Releasees (which efforts shall include making each such director and executive officer aware of the provisions of this sentence). Notwithstanding the foregoing, nothing in this paragraph shall limit or impair the ability of any individual or entity to make truthful statements required by law or in an adjudicative proceeding.

(c)               Cooperation. For a period of two years following the Separation Date, the Executive shall make himself reasonably available to the Company and its affiliates following the Separation Date to assist them, as may be reasonably requested by the Company at mutually convenient times and places, with respect to pending and future inquiries relating to matters that arose during the Executive’s employment with the Company. The Company shall provide the Executive with a reasonable, mutually agreed rate of compensation for each hour of service hereunder and shall reimburse the Executive for all reasonable out-of-pocket expenses and costs he actually incurs as a result of providing assistance under this paragraph, upon receipt of proper documentation thereof.

5.	REVOCATION OF RELEASE

The Executive affirms that prior to the execution of this Agreement and the waivers and releases in Section 2, the Executive was advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein, and that he was given up to 21 days to consider executing this Agreement, including the Release. The Executive has seven days following his execution of this Agreement to revoke the Release by providing written notice of such revocation, addressed to: Katherine Hargrove Ramundo, Arconic Inc., 390 Park Avenue, New York, NY 10022, and sending a concurrent e-mail to Kate.Ramundo@arconic.com. In the event the Executive revokes the Release, the Company shall not pay the Separation Payment to the Executive and the Company and Parties shall be released from their covenants and obligations hereunder. The Executive further acknowledges that: (a) before signing this Agreement, the Executive was given at least 21 days in which to consider this Agreement, (b) the Executive carefully read this Agreement, (c) the Executive fully understands this Agreement, (d) the Executive is entering into this Agreement voluntarily, (e) the Executive is receiving valuable consideration in exchange for his execution of this Agreement that the Executive would not otherwise be entitled to receive, and (f) the Company encouraged the Executive to discuss this Agreement with the Executive’s attorney (at the Executive’s own expense) before signing it.

6.	MISCELLANEOUS

(a)               Entire Agreement. This Agreement is the entire agreement between the Parties hereto with regard to the subject matter hereof, and, except as otherwise provided in Section 4(a), supersedes any prior agreements.

(b)               Counterparts. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(c)               Modification; Severability. This Agreement may not be modified or canceled in any manner except by a writing signed by both Parties hereto.

(d)               Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.

(e)               Dispute Resolution. This Agreement shall be governed by the law of the State of New York, excluding its choice of laws provisions. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of New York located in New York County. Each party consents to the jurisdiction of such courts in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such courts.

[Signature Page Follows.]

EXECUTIVE

/s/ Charles P. Blankenship
Charles P. Blankenship

March 14, 2019
Date

ARCONIC INC.

By:	/s/ Katherine Hargrove Ramundo
Name:	Katherine Hargrove Ramundo
Title:	Executive Vice President
Chief Legal Officer and Secretary

March 14, 2019
Date